FOR IMMEDIATE RELEASE
                                                 Contact:                      Ross A Benavide
                                                             Chief Financial Officer
                                                  (713) 860-2528

GENESIS ENERGY, L.P. ENTERS MARINE TRANSPORTATION BUSINESS WITH NEW JOINT VENTURE

June 12, 2008 – (Houston, TX) - Genesis Energy, L.P. (AMEX:GEL) (Genesis) announced today that it has entered into definitive agreements pursuant to which it will participate in an inland barge transportation joint venture with an entity (TD Marine) owned and controlled by certain principals of the Davison family of Ruston, Louisiana. The joint venture, DG Marine Transportation, LLC (DG Marine), will acquire and operate the inland marine transportation business of Grifco Transportation, Ltd. and certain related entities (“Grifco”).  TD Marine will own 51% of DG Marine, and Genesis will own 49%.   Genesis acquired five energy related businesses from the Davison family in July of 2007.

Grifco will receive initial purchase consideration of approximately $80 million comprised of $63.3 million in cash and $16.7 million in Genesis common units, a portion of which units will be subject to certain lock-up restrictions. At closing, anticipated to be on or after July 1, 2008, DG Marine will acquire from Grifco twelve existing barges (with an average age of approximately 3 years), seven existing push boats, the economic benefits of certain commercial agreements, and office and warehouse space.  Additionally, DG Marine and its subsidiaries will assume or otherwise acquire the rights and obligations to take delivery of 4 new barges in late third quarter of 2008 and 4 additional new barges early in first quarter of 2009 (at a total contract price of approximately $27 million).   Upon delivery of the 8 new barges, the acquisition of 3 additional push boats (at an estimated cost of approximately $6 million), and the placing into commercial operations of all such newly acquired assets, DG Marine will be obligated to pay Grifco an additional $12 million in cash as additional purchase consideration, bringing the total value of the joint investment to approximately $125 million.

The operations of the acquired business will serve refineries and storage terminals along the Gulf Coast, Intracoastal Canal and western river systems of the United States, including the Red, Ouachita and Mississippi Rivers on which Genesis has significant existing terminals.

Grant E. Sims, Chief Executive Officer of Genesis said, “This joint venture and acquisition provide an excellent entry opportunity for Genesis into the marine transportation business.  We believe there will be significant strategic opportunities for the transportation of heavy refined products and crude oil with our existing supply and logistics segment.”

“The fleet will continue to do business as “Grifco” and be operated by its existing employees under the leadership of Mr. E.C. “Red” Griffin.  Mr. Griffin, with over 40 years of experience in the marine transportation business, has built a solid business with high quality assets, excellent customer relations, and a talented team that will provide a solid foundation for future growth in this business.  Clay Griffin will continue in his role as President, and Rick Alexander will continue as Vice President-Sales.  We look forward to working with all of Grifco’s dedicated employees to continue and build on their demonstrated successes”.

Joseph A. Blount, Jr., President and Chief Operating Officer of Genesis added, “The Grifco fleet represents one of the most modern and efficient fleets of “black oil” barges operating in U.S. waters, fully compliant with OPA 90 and all other federal and state safety and environmental rules and regulations.   We believe this represents a unique opportunity for us to expand Genesis’ ability to deliver efficient, reliable, safe and responsible mid-stream services in and around our existing set of assets.”

The acquisition is expected to be funded with a $75 million bank-syndicated revolving credit facility, to be arranged jointly by SunTrust Robinson Humphrey and BMO Capital Markets, at the DG Marine level, non-recourse to either of the joint venture participants other than their initial investment, as well as with equity contributions from Genesis and TD Marine, totaling $50 million initially in proportion to their ownership percentages.

The transactions are subject to customary closing conditions, including regulatory filings, third party consents, audited financial statements and acceptable financing.

Genesis will host a conference call on today (June 12, 2008) at 2:00 pm CDT to discuss the transaction.  This call can be accessed at www.genesisenergylp.com.  Choose the Investor Relations button.  Listeners should go to this website at least fifteen minutes before this event to download and install any necessary audio software.  For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 30 days.

Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas.  Genesis engages in four business segments.  The Pipeline Transportation Division is engaged in the pipeline transportation of crude oil and, to a lesser extent, natural gas and carbon dioxide.  The Refinery Services Division primarily processes sour gas streams to remove sulfur at refining operations, principally located in Texas, Louisiana and Arkansas.  The Supply and Logistics Division is engaged in the transportation, storage and supply of energy products, including crude oil and refined products.  The Industrial Gases Division produces and supplies industrial gases such as carbon dioxide and syngas.  Genesis’ operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama and Florida.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved.  Important factors that could cause actual results to differ materially from those in the forward looking statements herein include the timing and extent of changes in commodity prices for oil, ability to obtain adequate credit facilities, managing operating costs, completion of capital projects on schedule and within budget, consummation of accretive acquisitions, capital spending, environmental risks, government regulation, our ability to meet our stated business goals and other risks noted from time to time in our Securities and Exchange Commission filings.  Actual results may vary materially.  We undertake no obligation to publicly update or revise any forward-looking statement.

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